THIS AMENDMENT dated as of June 29, 2000 (this "Amendment") by and among Wilmington Trust Company (the "Delaware Trustee") and the Controlling Trustees (as defined in the Trust Agreement) amends the Amended and Restated Trust Agreement dated as of March 28, 1996 (the "Trust Agreement"), by and among GPA, Inc. (the "Settlor"), the Delaware Trustee, and the Controlling Trustees.

     Unless otherwise defined herein, all capitalized terms used but not defined herein have the meanings assigned to such terms in the Trust Agreement.

     WHEREAS, pursuant to Section 7.4 and 4.22(c) of the Trust Agreement, the Trust Agreement may be amended by the unanimous vote of the Controlling Trustees upon prior written confirmation from each Rating Agency that the proposed amendment shall not result in the downgrade or withdrawal of such Rating Agency's then current rating of any class or subclass of Certificates.

     WHEREAS, the Controlling Trustees unanimously voted to amend the Trust Agreement pursuant to this Amendment.

     WHEREAS, Rating Agency confirmation that this Amendment shall not result in the downgrade or withdrawal of such Rating Agency's then current rating of any class or subclass of Certificates has been obtained.

     WHEREAS, the Delaware Trustee has been given the opportunity to receive an opinion of its counsel that this Amendment does not adversely affect any right, duty, immunity or indemnity of the Wilmington Trust Company or the Delaware Trustee.

     1. Amendment to Section 4.23. Section 4.23 of the Trust Agreement is hereby amended as follows:

     (1) "(a)" shall be added after the Section title.

     (2) The following text shall be added after the existing paragraph:

          "(b) Subject to paragraph (e) below, the remuneration of the Independent Trustees and the Chairman of Airplanes Trust (together, the "Annual Remunerations") shall be automatically adjusted for inflation on July 1, 2000, April 1, 2002 and on every third April 1 thereafter (each such date, an "Adjustment Date") by multiplying the Annual Remunerations as at the Adjustment Date by the sum of 1.00 plus the Inflation Factor (as hereinafter defined) with respect to the period ending on such Adjustment Date (or, in the case of the first such adjustment, on April 1, 1999) and commencing, in the case of the first such adjustment on April 1, 1996, in the case of the second such adjustment on April 1, 1999, and in any other case on the immediately preceding Adjustment Date or Interim Adjustment Date (as hereinafter defined), as the case may be.

          (c) For the avoidance of doubt, if the rate of increase in the U.S. CPI (as hereinafter defined) over any period commencing on a previous Adjustment Date or Interim Adjustment Date and ending on an Adjustment Date is negative or zero no adjustment of the Annual Remunerations shall be made pursuant to the provisions of paragraph (b) of this Section on that Adjustment Date.

          (d) Subject to paragraph (e) below, if on any April 1 which is not an Adjustment Date the cumulative rate of increase in the U.S. CPI since the last Adjustment Date or Interim Adjustment Date exceeds ten percent (10%) then the Annual Remunerations shall be automatically adjusted (each such April 1, an "Interim Adjustment Date") by multiplying the Annual Remunerations as at the Interim Adjustment Date by the sum of 1.00 plus the Inflation Factor with respect to the period ending on such Interim Adjustment Date and commencing on the later of the immediately preceding Adjustment Date or Interim Adjustment Date, as the case may be.

          (e) Notwithstanding the provisions of paragraphs (b) and (d) of this
     Section if any adjustment of the Annual Remunerations to be made pursuant to this Section on any Adjustment Date or Interim Adjustment Date would cause the aggregate amount of the Annual Remunerations to exceed US$80,000 per annum (the "Cap") such adjustment shall be limited to such an amount as shall ensure that the Cap is not exceeded.

          (f) The Independent Trustees and the Chairman shall be paid on 1st July 2000 by way of additional remuneration for their services a one- off payment (the "1999 Indexation Amount") determined as follows:-

                  1999 Indexation Amount = A - B

     Where:-

     A is equal to $62,500 multiplied by the sum of 1.00 plus the Inflation Factor with respect to the period ending on 1st April, 1999 and commencing on 1st April, 1996; and

     B is equal to $62,500

     The 1999 Indexation Amount shall be divided amongst the Independent Trustees and the Chairman pro rata to the Annual Remunerations to which each such person is entitled pursuant to paragraph (a) of this Section.

          (g) As used in this Section 4.23:

               "Inflation Factor" means the cumulative rate of increase (expressed as a decimal) over the relevant period in the U.S. CPI; and

               "U.S. CPI" means with respect to any calendar year or any period during any calendar year the "Consumer Price Index for all Urban Consumers (CPI-U) U.S. City Average for All Items" published by the Bureau of Labor Statistics for the United States Department of Labor (based at 100 in 1982). If the U.S. CPI shall be converted to a different standard reference base or otherwise revised after the date of adoption of this Section 4.23, U.S. CPI shall thereafter be calculated with use of such new or revised statistical measure published by the Bureau of Labor Statistics or, if not so published, as may be published by any other reputable publisher of such price index selected by the Delaware Trustee."

     2. Agreement. Except as specifically amended hereby, the Trust Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any references to the Trust Agreement shall mean the Trust Agreement as amended hereby.

     IN WITNESS WHEREOF, the respective parties have caused this Agreement to be executed as of the date first written above.


                                            WILMINGTON TRUST COMPANY,
                                                 as Delaware Trustee

                                            By /s/ ROSEMARY PANTANO
                                               ---------------------------------
                                            Name: ROSEMARY PANTANO
                                            Title: FINANCIAL SERVICES OFFICER


                                            ROY M. DANTZIC

                                            /s/ ROY DANTZIC
                                            ------------------------------------
                                            As Controlling Trustee


                                            HUGH R. JENKINS

                                            /s/ HUGH JENKINS
                                            ------------------------------------
                                            As Controlling Trustee


                                            WILLIAM M. MCCANN

                                            /s/ WILLIAM MCCANN
                                            ------------------------------------
                                            As Controlling Trustee


                                            RICHARD E. CAVANAGH

                                            /s/ RICHARD CAVANAGH
                                            ------------------------------------
                                            As Controlling Trustee


                                            BRIAN T. HAYDEN

                                            /s/ BRIAN HAYDEN
                                            ------------------------------------
                                            As Controlling Trustee